Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and
Board of Directors
First Metroplex Capital, Inc.

We consent to the incorporation by reference on Form S-8 of First Metroplex Capital, Inc. of our report dated March 30, 2007 with respect to the consolidated financial statements of First Metroplex Capital, Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2006.

Fort Worth, Texas
March 30, 2007